UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2004

                           Real Mex Restaurants, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	333-116310	13-4012902
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4001 Via Oro Avenue, Suite 200, Long Beach CA	07702
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 513-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

    CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

    CFR 240.13e-4(c))

Item 3.02 - Sale of Unregistered Securities

On October 31, 2004, Real Mex Restaurants, Inc. (the "Company") entered into a restricted stock agreement with Steven Tanner, the Company's Chief Financial Officer, to sell certain restricted shares of the Company's Preferred Stock (the "Restricted Stock Agreement"). Pursuant to the terms of the Restricted Stock Agreement, the Company issued to Steve Tanner 295 shares of Series A Preferred Stock, 208 shares of Series B Preferred Stock and 232 shares of Series C Preferred Stock. The purchase price for such Preferred Stock is as follows: (i) an aggregate of $180,000 for the shares of Series A Preferred Stock (of which $295 was paid upon issuance with the remaining $179,705 due upon the occurrence of a Liquidation Event (as defined below)); (ii) $208 for the Series B Preferred Stock paid upon issuance; and (iii) an aggregate of $414,000 for the shares of Series C Preferred Stock (of which $232 was paid upon issuance with the remaining $413,768 due upon the occurrence of a Liquidation Event).

The shares of Preferred Stock vest upon the occurrence of the following events: (i) a sale of the Company to an unaffiliated third person of all or substantially all of the Company's assets, or sale of a majority of the outstanding shares of the Company's capital stock; (ii) a public offering made pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the Company's Class A Common Stock resulting in net proceeds of at least $20,000,000, subject to certain restrictions pursuant to the terms of the Restricted Stock Agreement; and (iii) for any series of Preferred Stock, a voluntary redemption of that series of Preferred Stock at the option of the Company in connection with a refinancing or similar event (each of the events described in (i), (ii) and (iii) above, a "Liquidation Event", and for item (iii) the Liquidation Event shall be only for that series voluntarily redeemed).

The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.  Mr. Tanner is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

Item 9.01 Financial Statement and Exhibits

(c)    Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL MEX RESTAURANTS, INC.

Dated: November 4, 2004	By:	/s/ Steven Tanner
Steven Tanner
Chief Financial Officer